Exhibit 21.1
LIST OF SUBSIDIARY CORPORATIONS OF LANDSTAR SYSTEM, INC.

	Jurisdiction of	% of Voting
Name	Incorporation	Securities Owned
Subsidiary of Landstar System, Inc.:
Landstar System Holdings, Inc.	Delaware	100
Subsidiaries of Landstar System Holdings, Inc.:
Landstar Inway, Inc.	Delaware	100
Also d/b/a Inway Nationwide Transportation Services
Also d/b/a Independent Freightways, Inc.
Landstar Global Logistics, Inc.	Delaware	100
Landstar Ligon, Inc.	Delaware	100
Also d/b/a Ligon Contract Services in Kentucky
Landstar Ranger, Inc.	Delaware	100
Also d/b/a Ranger/Landstar, Inc. in South Carolina
Risk Management Claim Services, Inc.	Kentucky	100
Also d/b/a RMCS, Inc. in Alabama and California
Landstar Carrier Services, Inc.	Delaware	100
Landstar Contractor Financing, Inc.	Delaware	100
Signature Insurance Company	Cayman Islands,
	BWI	100
Landstar Canada Holdings, Inc.	Delaware	100
Signature Technology Services, Inc.	Delaware	100
Subsidiary of Landstar Canada Holdings, Inc.
Landstar Canada, Inc.	Ontario, Canada	100
Subsidiary of Landstar Global Logistics, Inc.
Landstar Express America, Inc.	North Carolina	100
Subsidiary of Landstar Ranger, Inc.
Landstar Gemini, Inc.	Delaware	100
Also d/b/a Gemini Transportation Services of Greensburg,
PA in Ontario and New Jersey
Also d/b/a GTSI Transportation Services in Ontario
Also d/b/a Landstar Less Than Truck Load
Also d/b/a Landstar LTL